                                                                     Exhibit 2.1

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                          AGREEMENT AND PLAN OF MERGER



                                      among



                         NORTHSTAR HEALTH SERVICES, INC.


                             BENCHMARK MEDICAL, INC.


                                       and


                           NORTHSTAR ACQUISITION CORP.






                           Dated as of March 15, 2000



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                                TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
RECITALS ........................................................................................1

ARTICLE 1

         THE MERGER..............................................................................2
         Section 1.1       The Merger............................................................2
         Section 1.2       Closing...............................................................2
         Section 1.3       Effective Time........................................................2
         Section 1.4       The Certificate of Incorporation......................................2
         Section 1.5       The ByLaws............................................................2
         Section 1.6       Directors of Surviving Corporation....................................2
         Section 1.7       Officers of Surviving Corporation.....................................2

ARTICLE 2

         EFFECT OF THE MERGER ON CAPITAL STOCK;
         EXCHANGE OF CERTIFICATES................................................................3
         Section 2.1       Effect on Capital Stock...............................................3
         Section 2.2       Exchange of Certificates for Shares...................................3
         Section 2.3       Adjustments to Prevent Dilution.......................................5

ARTICLE 3

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................5
         Section 3.1       Organization and Qualification; Subsidiaries..........................5
         Section 3.2       Certificate of Incorporation and ByLaws...............................5
         Section 3.3       Capitalization........................................................6
         Section 3.4       Authority.............................................................7
         Section 3.5       No Conflict...........................................................7
         Section 3.6       Required Filings and Consents.........................................8
         Section 3.7       Permits; Compliance with Law..........................................8
         Section 3.8       SEC Filings; Financial Statements.....................................8
         Section 3.9       Absence of Certain Changes or Events..................................9
         Section 3.10      Employee Benefit Plans; Labor Matters................................10
         Section 3.11      Contracts; Debt Instruments..........................................11
         Section 3.12      Litigation...........................................................11
         Section 3.13      Environmental Matters................................................11
         Section 3.14      Intellectual Property................................................12
         Section 3.15      Tax Matters..........................................................12
         Section 3.16      Non-Competition Agreements...........................................13
         Section 3.17      Opinion of Financial Advisor.........................................14
         Section 3.18      Title to Properties; Leases..........................................14
         Section 3.19      Brokers..............................................................15
         Section 3.20      Information..........................................................15
         Section 3.21      Vote Required........................................................15


                                                                                              Page
                                                                                              ----
ARTICLE 4

         REPRESENTATIONS AND WARRANTIES
         OF THE PARENT AND MERGER SUB...........................................................16
         Section 4.1       Organization and Qualification; Subsidiaries.........................16
         Section 4.2       Certificate of Incorporation and ByLaws..............................16
         Section 4.3       Capitalization.......................................................16
         Section 4.4       Authority............................................................17
         Section 4.5       No Conflict..........................................................17
         Section 4.6       Required Filings and Consents........................................17
         Section 4.7       Information..........................................................18
         Section 4.8       Interim Operations of Merger Sub.....................................18

ARTICLE 5

         COVENANTS..............................................................................18
         Section 5.1       Conduct of Business of the Company...................................18
         Section 5.2       Other Actions........................................................20
         Section 5.3       Notification of Certain Matters......................................20
         Section 5.4       Proxy Statement......................................................20
         Section 5.5       Stockholders' Meeting................................................21
         Section 5.6       Access to Information; Confidentiality...............................22
         Section 5.7       No Solicitation......................................................22
         Section 5.8       Reasonable Best Efforts..............................................24
         Section 5.9       Company Stock Option Plans...........................................24
         Section 5.10      Consents; Filings; Further Action....................................24
         Section 5.11      Public Announcements.................................................25
         Section 5.12      Obligations of Merger Sub............................................25
         Section 5.13      Expenses.............................................................25
         Section 5.14      Control of the Company's and Parent's Operations.....................25
         Section 5.15      Merger Sub Charter Documents.........................................25
         Section 5.16      Agreements with Former Partners......................................25

ARTICLE 6

         CONDITIONS.............................................................................25
         Section 6.1       Conditions to Each Party's Obligation to Effect the Merger...........25
         (a)      Stockholder Approval..........................................................25
         (b)      Litigation....................................................................26
         (c)      HSR...........................................................................26
         Section 6.2       Conditions to Obligations of the Parent and Merger Sub...............26
         (a)      Representations and Warranties................................................26
         (b)      Performance of Obligations of the Company.....................................26
         (c)      Material Adverse Effect.......................................................26
         (d)      Consents Under Agreements.....................................................26
         (e)      Exercise Options and Warrants.................................................26
         (f)      Cerberus Capital Management, LLC..............................................27
         (g)      Amendment to Lease Agreements.................................................27
         (h)      Governmental Consents.........................................................27
         (i)      Stockholder Loans.............................................................27
         (j)      Zaucha Employment Agreement...................................................27
         (k)      James Martin Termination......................................................27


                                                                                              Page
                                                                                              ----
         (l)      Available Financing...........................................................27
         Section 6.3       Conditions to Obligation of the Company..............................27
         (a)      Representations and Warranties................................................27
         (b)      Performance of Obligations of the Parent and Merger Sub.......................28
         (c)      Material Adverse Effect.......................................................28

ARTICLE 7

         TERMINATION............................................................................28
         Section 7.1       Termination..........................................................28
         Section 7.2       Effect of Termination................................................29
         Section 7.3       Amendment............................................................29
         Section 7.4       Waiver...............................................................30
         Section 7.5       Expenses Following Termination.......................................30

ARTICLE 8

         MISCELLANEOUS..........................................................................31
         Section 8.1       Certain Definitions..................................................31
         Section 8.2       Non-Survival of Representations, Warranties and Agreements...........32
         Section 8.3       Counterparts.........................................................32
         Section 8.4       GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL........................33
         Section 8.5       Notices..............................................................33
         Section 8.6       Entire Agreement.....................................................34
         Section 8.7       Obligations of the Parent and of the Company.........................34
         Section 8.8       Severability.........................................................34
         Section 8.9       Interpretation.......................................................35
         Section 8.10      Assignment...........................................................35
         Section 8.11      Specific Performance.................................................35


                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of March 15, 2000, among NORTHSTAR HEALTH SERVICES, INC., a Delaware corporation (the "COMPANY"), BENCHMARK MEDICAL, INC., a Delaware corporation (the "PARENT"), and NORTHSTAR ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of the Parent ("MERGER SUB").


                                    RECITALS

                  (1) The respective boards of directors of each of the Parent, Merger Sub and the Company have determined that it is in the best interests of their respective stockholders to combine the respective businesses of the Parent and the Company, and consequently have approved the merger of Merger Sub with and into the Company (the "MERGER") and approved and adopted the Merger, in accordance with the Delaware General Corporation Law (the "GCL") and upon the terms and subject to the conditions set forth in this Agreement.

                  (2) Certain terms used in this Agreement which are not capitalized have the meanings specified in Section 8.1.

                  (3) The Company, the Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

                  NOW, THEREFORE, in consideration of the mutual premises contained herein, and in consideration, of and for other good and valuable consideration the receipt and legal sufficiency of which is hereby acknowledged intending and in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties intending to be legally bound agree as follows:

                                    ARTICLE 1

                                   THE MERGER

                  SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes referred to as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in Section 259 of the GCL.

                  SECTION 1.2 CLOSING. The closing of the Merger (the "CLOSING") shall take place (a) at the offices of Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania at 10:00 A.M. on the third business day after the last to be fulfilled or waived of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and the Parent may agree in writing (the "CLOSING DATE").

                  SECTION 1.3 EFFECTIVE TIME. As soon as practicable following the Closing, the Company and the Parent will cause a Certificate of Merger (the "CERTIFICATE OF MERGER") to be signed, acknowledged and delivered for filing with the Secretary of State of the State of Delaware as provided in Section 251 of the GCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as shall be agreed upon by the parties and set forth in the Certificate of Merger and in accordance with the GCL (the "EFFECTIVE TIME").

                  SECTION 1.4 THE CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Merger Sub in effect immediately prior to the Effective Time shall, from and after the Effective Time, be the certificate of incorporation of the Surviving Corporation (the "SURVIVING CHARTER"), until duly amended as provided in the Surviving Charter or by applicable law.

                  SECTION 1.5 THE BYLAWS. The bylaws of the Merger Sub in effect at the Effective Time shall, from and after the Effective Time, be the bylaws of the Surviving Corporation (the "SURVIVING BYLAWS"), until duly amended as provided in the Surviving ByLaws or by applicable law.

                  SECTION 1.6 DIRECTORS OF SURVIVING CORPORATION. From and after the Effective Time, the directors of the Surviving Corporation shall be Ronald Hiscock, Dennis Fitzpatrick and Jeffrey Gonyo until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the Surviving ByLaws.

                  SECTION 1.7 OFFICERS OF SURVIVING CORPORATION. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the Surviving ByLaws.

                                    ARTICLE 2

                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

                  SECTION 2.1 EFFECT ON CAPITAL STOCK. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

                           (1) MERGER CONSIDERATION. Each share (each a "COMPANY
SHARE" and together the "COMPANY SHARES") of the common stock, par value $.01 per share, of the Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than (i) Company Shares that are owned by the Parent, Merger Sub or any other Parent Subsidiary or (ii) Company Shares that are owned by the Company or any Company Subsidiary and in each case not held on behalf of third parties (the "EXCLUDED COMPANY SHARES")) shall be converted into the right to receive and become exchangeable for $1.50 (the "EXCHANGE RATIO"), subject to adjustment as provided in Section 2.3 (collectively, the "MERGER CONSIDERATION"). At the Effective Time, all Company Shares shall no longer be outstanding, shall be canceled and retired and shall cease to exist, and each certificate (a "CERTIFICATE") formerly representing any Company Shares (other than Excluded Company Shares) shall thereafter represent only the right to receive the Merger Consideration.

                           (2) CANCELLATION OF EXCLUDED COMPANY SHARES. Each
Excluded Company Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of that Excluded Company Share, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

                           (3) MERGER SUB. At the Effective Time, each share of
common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of the Parent.

                  SECTION 2.2 EXCHANGE OF CERTIFICATES FOR SHARES.

                           (1) EXCHANGE PROCEDURES.

                                    (1) LETTER OF TRANSMITTAL. Promptly after
         the Effective Time, the Surviving Corporation shall cause an exchange agent selected by the Parent and reasonably acceptable to the Company (the "EXCHANGE AGENT") to mail to each holder of record of a Certificate (other than Certificates in respect of Excluded Company Shares) (A) a letter of transmittal specifying that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of Certificates) to the Exchange Agent, in a form and with other provisions reasonably acceptable to both the Parent and the Company, and (B) instructions for exchanging the Certificates for the Merger Consideration.

                                    (2) SURRENDER OF CERTIFICATES. Upon
         surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of that Certificate shall be entitled to receive in exchange a check in the amount of the Merger Consideration and the Certificate so surrendered shall immediately be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.

                                    (3) UNREGISTERED TRANSFEREES. In the event
         of a transfer of ownership of Company Shares that are not registered in the transfer records of the Company, the Merger Consideration may be issued or paid to such a transferee if the Certificate formerly representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid.

                                    (4) NO OTHER RIGHTS. Until surrendered as
         contemplated by this Section 2.2(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration. The Merger Consideration issued upon the surrender for or exchange of Certificates in accordance with the terms of this Agreement, shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Certificates.

                           (2) NO FURTHER TRANSFERS. After the Effective Time,
the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the records of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

                           (3) TERMINATION OF EXCHANGE PERIOD; UNCLAIMED STOCK.
Any Merger Consideration deposited by the Parent with the Exchange Agent (including the proceeds of any investments of those funds) that remains unclaimed by the stockholders of the Company 180 days after the Effective Time shall be paid to the Parent. Any former stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Parent for payment of their Merger Consideration upon due surrender of their Certificates (or affidavits of loss in lieu of Certificates), in each case, without any interest. Notwithstanding the foregoing, none of the Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled to those amounts.

                           (4) LOST, STOLEN OR DESTROYED CERTIFICATES. In the
event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in the form reasonably required by the Parent as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable under this Article 2 upon due surrender of and deliverable in respect of the Company Shares represented by such Certificate under this Agreement, in each case, without interest.

                  SECTION 2.3 ADJUSTMENTS TO PREVENT DILUTION. In the event that prior to the Effective Time there is a change in the number of Company Shares or securities convertible or exchangeable into or exercisable for Company Shares issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution or other similar transaction, the Exchange Ratio shall be equitably adjusted to eliminate the effects of that event.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to the Parent and Merger Sub that:

                  SECTION 3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                           (1) Each of the Company and each subsidiary of the
Company (collectively, the "COMPANY SUBSIDIARIES") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT ON THE COMPANY" means any change in or effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company or any Company Subsidiaries that is or would reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or that would reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby.

                           (2) Section 3.1(b) of the letter from the Company,
dated the date hereof, addressed to the Parent (the "COMPANY DISCLOSURE LETTER") sets forth a complete and correct list of all of the Company Subsidiaries. Neither the Company nor any Company Subsidiary holds any interest in any person other than the Company Subsidiaries so listed.

                  SECTION 3.2 CERTIFICATE OF INCORPORATION AND BYLAWS. The copies of the Company's certificate of incorporation and bylaws, each as amended through the date of this Agreement (collectively, the "COMPANY CHARTER DOCUMENTS") that have heretofore been made available to Parent are complete and correct copies of those documents. The Company Charter Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

                  SECTION 3.3 CAPITALIZATION.

                           (1) The authorized capital stock of the Company
consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, per value $.01 per share, of the Company (the "COMPANY PREFERRED STOCK"). As of March 1, 2000 (i) 6,337,988 shares of Company Common Stock and no shares of Company Preferred Stock were issued, all of which were validly issued and are fully paid, nonassessable and not subject to preemptive rights, (ii) 362,564 shares of Company Common Stock or Company Preferred Stock were held in the treasury of the Company or by the Company Subsidiaries, (iii) no shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options and (iv) no shares of Company Common Stock were reserved for issuance upon exercise of outstanding stock purchase warrants.

                           (2) Between September 30, 1999 and the date of this
Agreement, an aggregate of 104,000 options to purchase shares of Company Common Stock ("COMPANY STOCK OPTIONS") have been granted by the Company under the 1997 Stock Option Plan (the "COMPANY'S OPTION PLANS"). Except (i) for Company Stock Options to purchase an aggregate of 990,341 shares of Company Common Stock outstanding under the Company's Option Plans and warrants to purchase 565,000 shares of Company Common Stock or (ii) under agreements or arrangements set forth in Section 3.3(b) of the Company Disclosure Letter, there are no options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Section 3.3(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (x) the persons to whom Company Stock Options have been granted, (y) the exercise price for the Company Stock Options held by each such person and (z) whether such Company Stock Options are subject to vesting and, if subject to vesting, the dates on which each of those Company Stock Options vest.

                           (3) All shares of Company Common Stock have been
issued in compliance with applicable securities laws. All shares of Company Common Stock subject to issuance will be duly authorized, validly issued, fully paid, nonassessable and will not be subject to preemptive rights. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights and each such share owned by the Company or a Company Subsidiary is (or will be upon payment to Cerberus Capital Management LLC, for itself and as for agent for Bear Stearns ("CERBERUS") of the outstanding balance on the credit facility (the "Cerberus Debt") free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever (collectively, "LIENS"). There are no outstanding material contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned by the Company or in any other person.

                  SECTION 3.4 AUTHORITY.

                           (1) The Company has all necessary corporate power and
authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to, except as noted below, consummate the Merger and the other transactions contemplated by this Agreement to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Merger, the adoption of this Agreement by the majority of the outstanding stock entitled to vote (the "REQUISITE COMPANY VOTE"). This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                           (2) The Board of Directors of the Company (i) has
adopted by majority vote the plan of merger set forth in this Agreement and approved this Agreement and the other transactions contemplated by this Agreement and (ii) has declared that the Merger and this Agreement and the other transactions contemplated by this Agreement are advisable.

                  SECTION 3.5 NO CONFLICT.

                           (1) The execution and delivery of this Agreement by
the Company do not, and the performance of this Agreement by the Company will not:

                                    (1) conflict with or violate any provision
         of any Company Charter Document or any equivalent organizational documents of any Company Subsidiary;

                                    (2) assuming that all consents, approvals,
         authorizations and other actions described in Section 3.6 have been obtained and all filings and obligations described in Section 3.6 have been made, conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree ("LAW") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected, except for any such conflicts or violations which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company; or

                                    (3) except as set forth in Section
         3.5(a)(iii) of the Company Disclosure Letter, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary under any note, bond, mortgage, indenture, contract, agreement, commitment, lease, license, permit, franchise or other instrument or obligation (collectively, "CONTRACTS") that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole and to which the Company or any Company Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected.

                           (2) Section 3.5(b) of the Company Disclosure Letter sets forth a correct and complete list in all material respects of Contracts to which the Company or any Company Subsidiaries are a party or by which they or their assets or properties are or may be bound or affected under which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement.

                  SECTION 3.6 REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal or arbitral body or self-regulated entity (each, a "GOVERNMENTAL ENTITY"), except for applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT"), and for the filing of the Certificate of Merger as required by the GCL.

                  SECTION 3.7 PERMITS; COMPLIANCE WITH LAW.

                  Each of the Company and the Company Subsidiaries has all franchises, grants, registrations, determinations, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (collectively, the "COMPANY PERMITS") that are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole, and no suspension or cancellation or material modification of any of the Company Permits that are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected or (ii) any Company Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company.

                  SECTION 3.8 SEC FILINGS; FINANCIAL STATEMENTS.

                           (1) Except as set forth in Section 3.8(a) of the
Company Disclosure Letter, the Company has filed all forms, reports, statements and other documents required to be filed with the United States Securities and Exchange Commission (the "SEC") under the Exchange Act and the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT") since May 8, 1997 (collectively, including any such documents filed subsequent to the date of this Agreement, the "COMPANY SEC REPORTS"), and the Company SEC Reports, including any financial statements or schedules included or incorporated by reference, (i) comply in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those Company SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable Governmental Entity.

                           (2) As of the date of the filing of the relevant
Company SEC Report, each of the consolidated balance sheets included in the Company's Report on Form 10-K for the fiscal year ended December 31, 1998 or in the Company SEC Reports filed or to be filed subsequent to December 31, 1998 (including the related notes and schedules) fairly presented or will fairly present, in all material respects, the consolidated financial position of the Company as of the dates set forth in those consolidated balance sheets. Each of the consolidated statements of income and of cash flows included in the Company's Report on Form 10-K for the fiscal year ended December 31, 1998, or in the Company SEC Reports filed or to be filed subsequent to December 31, 1998 (including any related notes and schedules), fairly presented or will fairly present, in all material respects, the consolidated results of operations and cash flows, as the case may be, of the Company and the consolidated Company Subsidiaries for the periods set forth in those consolidated statements of income and of cash flows (subject, in the case of unaudited quarterly statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) consistently applied throughout the periods indicated.

                           (3) Except as and to the extent set forth on the
consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of September 30, 1999, including the related notes, or as set forth in Section 3.8(c) of the Company Disclosure Letter or in the Company SEC Reports filed subsequent to September 30, 1999 and prior to the date hereof, as of the date of this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the related notes prepared in accordance with GAAP, except for liabilities or obligations incurred since September 30, 1999 in the ordinary course of business and consistent with past practices.

                  SECTION 3.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1999, the Company and the Company Subsidiaries have, except as set forth in Section 3.9 of the Company Disclosure Letter, conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been: (a) any Material Adverse Effect on the Company; (b) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of the Company Subsidiaries, whether or not covered by insurance, which damage, destruction or loss, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect on the Company; (c) any material change by the Company in its or any Company Subsidiary's accounting methods, principles or practices; (d) any declaration, setting aside or payment of any dividend or distribution in respect of Company Shares or any redemption, purchase or other acquisition of any of the Company's securities; or (e) except as set forth in Section 3.9(e) of the Company Disclosure Letter, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of the Company or any Company Subsidiary except in the ordinary course of business consistent with past practice or except as required by applicable Law.

                  SECTION 3.10 EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

                           (1) Section 3.10(a) of the Company Disclosure Letter
identifies each material employment, severance or similar contract or arrangement and each material plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements) health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) under which the Company or any Company Subsidiary has or in the future could have any material liability, including any material liability as a result of being a single employer under
Section 414 of the Code ("BENEFIT PLANS"). There is no Benefit Plan which (i) is a multiemployer plan (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or (ii) is a plan, other than a multiemployer plan, subject to Title IV of ERISA (a "TITLE IV PLAN").

                           (2) The Company has made available to the Parent
copies of the Benefit Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), the most recent actuarial valuation report prepared in connection with any Benefit Plan, and the most recent determination letter received from any taxation authority with respect to any Benefit Plan.

                           (3) Each Benefit Plan that is intended to be
qualified under an applicable statute or regulation, including Section 401(a) of the Code, is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax and has been so exempt since its creation and nothing has occurred with respect to the operation of any Benefit Plan which would cause the loss of such qualification or exemption. Each Benefit Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code and no transaction prohibited by any applicable statute or regulation, including Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Benefit Plan that will or would reasonably be expected to result in a material liability to the Company and the Company Subsidiaries taken as a whole.

                           (4) Neither the Company nor any Company Subsidiary
has any material current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, except as required under applicable law.

                           (5) There is no contract, plan or arrangement
(written or otherwise) covering any employee or former employee of the Company or any Company Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G or Section 162(m)of the Code.

                           (6) Except as set forth in Section 3.10(f) of the
Company Disclosure Letter, no employee or former employee of the Company or any Company Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhancement of such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

                           (7) There are no unfunded obligations under any
Benefit Plan which are not fully reflected on the most recent financial statements of the Company.

                           (8) Neither the Company nor any Company Subsidiary is
party to any collective bargaining agreements. There are no unfair labor practices complaint or other proceeding pending and there is no strike pending or threatened against the Company or any Company Subsidiary.

                  SECTION 3.11 CONTRACTS; DEBT INSTRUMENTS. Except as disclosed in Section 3.11 of the Company Disclosure Letter or filed as an exhibit to, or as incorporated by reference in, the Form 10- K, there is no Contract that is material to the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole. All contracts required to be filed under Item 601 of Regulation S-K have been filed and any such contract entered into since September 30, 1999 are listed on the Company Disclosure Letter. Neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any material Contract to which it is a party or by which it or any of its properties or assets is or may be bound or affected. Set forth in Section 3.11 of the Company Disclosure Letter is a description of any material changes to the amount and terms of the indebtedness of the Company and the consolidated Company Subsidiaries as described in the notes to the financial statements set forth in the Form 10-K.

                  SECTION 3.12 LITIGATION. Except as disclosed in Section 3.12 of the Company Disclosure Letter, there is no suit, claim, action, proceeding or investigation (collectively, "CLAIMS") pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before any Governmental Entity that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect on the Company.

                  SECTION 3.13 ENVIRONMENTAL MATTERS.

                           (1) Except as set forth in Section 3.13(a) of the
Company Disclosure Letter, (i) each of the Company and the Company Subsidiaries is in compliance with all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "ENVIRONMENTAL LAWS"), which compliance includes, but is not limited to, the possession by the Company and the Company Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws for the conduct of the Company's business, and compliance with the terms and conditions thereof; (ii) none of the Company or the Company Subsidiaries has received written notice of, or, to the knowledge of the Company, is threatened with or the subject of, any material action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non- compliance with any Environmental Law (an "ENVIRONMENTAL CLAIM"); and
(iii) to the knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance or lead to such an Environmental Claim in the future.

                           (2) To the knowledge of the Company, there is no
condition on, in or under any property currently or formerly owned, leased or operated by the Company or any Company Subsidiary in violation of, or for which there is an obligation under, Environmental Laws.

                  SECTION 3.14 INTELLECTUAL PROPERTY. The Company and the Company Subsidiaries own or have valid rights to use the trademarks, trade names, copyrights, patents, logos, logo types, type styles, licenses and computer software programs (including without limitation, the source codes thereto) that are necessary for the conduct of their respective businesses as now being conducted; provided, however, that the Company and the Company Subsidiaries do not have access to the source codes relating to certain computer software programs with respect to which they are the licensee. Each material trademark, trade name, copyright and patent owned by the Company or a Company Subsidiary and necessary for the conduct of their business on the date hereof, and each material license to use any trademark, trade name, copyright, patent or computer software program necessary for the conduct of their business on the date hereof, except computer software licenses that are commercially available, is listed in Section 3.14 of the Company Disclosure Letter. To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has received written notice that the Company or any of the Company Subsidiaries is infringing on any trademark, trade name, copyright, patent or other intangible property right or any registration thereof or application pending therefor which is necessary for the conduct of their business on the date hereof.

                  SECTION 3.15 TAX MATTERS.

                  (a) For purposes of this Agreement, the term "TAXES" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, employment excise, withholding, property, sales, use, transfer, license, payroll and franchise taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof. For purposes of this Agreement, the term "TAX RETURN" shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

                  (b) The Company has duly filed all Tax Returns required to be filed as of the date hereof (and will file all Tax Returns required to be filed on or before the Closing Date). All such Tax Returns are (and, as to Tax Returns not filed as of the date hereof but filed on or before the Closing Date, will
be) true, correct and complete in all material respects and were (and, as to Tax Returns not filed as of the date hereof but filed on or before the Closing Date, will be) filed on a timely basis. All taxes shown on such Tax Returns or otherwise due or payable with respect to the income of the Company (whether or not shown on any Tax Return) have been timely paid except as expressly reserved on the Balance Sheet. Except as disclosed in Section 3.15 of the Company Disclosure Letter, the Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. True and complete copies of the federal state and local income Tax Returns of the Company for the last three years have been provided to Parent prior to the date hereof. The reserves for Taxes reflected in the financial statements of the Company are sufficient for the payment of all unpaid taxes (whether or not currently disputed) which are incurred or may be incurred with respect to the period (or portion thereof) ended on the date of such financial statements and for all years and periods ended prior thereto, and the reserve for Taxes reflected in the balance sheet is sufficient for the payment of all unpaid
Taxes (whether or not currently disputed) which are incurred or may be incurred with respect to the period (or portion thereof) ended on the Closing Date and for all years and periods ended prior thereto. Since December 31, 1998, the Company has not incurred any liability for Taxes other than in the ordinary course of business, which Taxes would result in a material decrease in the net worth of the Company. No waiver or extension of any statute of limitations relating to Taxes has been given to, or requested by, the Internal Revenue Service (the "IRS"), or any state or local taxing authority. No claim is currently being made by any authority in a jurisdiction where the Company files Tax Returns that they are or may be subject to Taxes in that jurisdiction.

                  (c) Except as set forth on Section 4.17 of the Company Disclosure Letter, the Company has complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required. The Company has under taken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes.

                  (d) Neither the federal income Tax Returns nor the state or local income Tax Returns of the Company have been examined by the IRS or relevant state taxing authorities, except as set forth on the Company Disclosure Letter. All deficiencies asserted as a result of the examinations referred to on the Company Disclosure Letter have been paid, and no issue has been raised by any federal, state, local or foreign income tax authority in any such examination which, by application of the same or similar principles to similar transactions, could reasonably be expected to result in a proposed deficiency for any subsequent period. Further, to the best of the Company's knowledge, no state of facts exists or has existed which would constitute grounds for the assessment of any material liability for Taxes with respect to the periods which have not been audited by the IRS or other taxing authority. There are no examinations or other administrative or court proceedings relating to Taxes in progress or pending nor has the Company received a revenue agent's report asserting a tax deficiency. To the best of the Company's knowledge, there are no threatened actions, suits, proceedings, investigations or claims relating to or asserted for Taxes of the Company and there is no basis for any such claim.

                  (e) Since January 1, 1995, the Company has not been a member of any affiliated group of corporations that filed a consolidated income tax return.

                  (f) Since its date of incorporation, the Company has not (A) filed any consent or agreement under Section 341(f) of the Code, (B) applied for any tax ruling, (C) entered into a closing agreement with any taxing authority,
(D) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (E) made any payments, or been a party to an agreement (including this Agreement) or any transactions related hereto that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (F) been a party to any tax allocation or tax sharing agreement.


                  SECTION 3.16 NON-COMPETITION AGREEMENTS. Except as set forth in Section 3.16 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any agreement which purports to restrict or prohibit in any material respect the Company and the Company Subsidiaries collectively from, directly or indirectly, engaging in any business currently engaged in by the Company or any Company Subsidiary. To the knowledge of the Company, none of the Company's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with the Company, restricts the Company or any Company Subsidiary from, directly or indirectly, engaging in any of the businesses described above, except for those restrictions which would not reasonably be expected to have a Material Adverse Effect on the Company.

                  SECTION 3.17 OPINION OF JANNEY MONTGOMERY SCOTT LLC. Janney Montgomery Scott LLC (the "JMS") has delivered to the Board of Directors of the Company its opinion to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the Company's stockholders from a financial point of view, is in writing and accompanied by an authorization to include a copy of that opinion in the Proxy Materials. The Company has delivered or will, promptly after receipt of such written opinion, deliver a signed copy of that written opinion to the Parent.

                  SECTION 3.18 TITLE TO PROPERTIES; LEASES.

                           (1) Section 3.18(a) of the Company Disclosure Letter
sets forth a list of all Real Property owned by the Company and the Company Subsidiaries and indicates the entity that owns the Real Property. The Company and the Company Subsidiaries have good indefeasible, marketable and insurable title to all such Real Property (other than leasehold real property) and good title to all of its other owned property and assets, tangible and intangible (collectively, the "ASSETS") that are material to the business of the Company and the Company Subsidiaries taken as a whole; all of the Assets are so owned, in each case, free and clear of all Liens, except for Liens by Cerberus and except (i) Permitted Liens, (ii) Liens set forth in Section 3.18(a) of the Company Disclosure Letter and (iii) Liens which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. Except as disclosed in Section 3.18(a) of the Company Disclosure Letter, all improvements on the real property owned or leased by the Company and the Company Subsidiaries are in compliance with applicable zoning, building, wetlands and land use laws, ordinances and regulations and applicable title covenants, conditions, restrictions and reservations in all respects necessary to conduct the business of the Company and the Company Subsidiaries as presently conducted or proposed to be conducted on or prior to the Closing Date, except for any instances of non- compliance which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. Except as disclosed in Section 3.18(a) of the Company Disclosure Letter, all such improvements comply with all Laws and Company Permits, except for any instances of non-compliance which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company.

                           (2) Section 3.18(b) of the Company Disclosure Letter
contains a list of all Leases under which any real property used in the business of the Company and the Company Subsidiaries is leased to the Company or any Company Subsidiary by any person and indicates the entity that leases the real property. Except as otherwise set forth in Section 3.18(b) of the Company Disclosure Letter or as would not result in a Material Adverse Effect on the Company, each Lease under which the Company or any Company Subsidiary holds real property constituting a part of the Assets is in full force and effect, and the Company or a Company Subsidiary has a valid leasehold interest in and enjoys peaceful and undisturbed possession or a valid easement right under all Leases pursuant to which it holds any such real property, subject to the terms of each Lease and applicable Law and except for Permitted Liens and such other Liens as, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor, to the Company's knowledge, any other party thereto, has failed to duly comply with all of the material terms and conditions of each such Lease or has done or performed, or failed to do or perform (and no Claim is pending or, to the knowledge of the Company, threatened to the effect that the Company has not so complied, done and performed or failed to do and perform) any act which would invalidate or provide grounds for the other party thereto to terminate (with or without notice, passage of time or both) such Leases or impair the rights or benefits, or increase the costs, of the Company under any of such Leases in any material respect except, in each case, for such exceptions which individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

                  SECTION 3.19 BROKERS. No broker, finder or investment banker other than the JMS is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to the Parent a complete and correct copy of all agreements between the Company and the JMS under which the JMS would be entitled to any payment relating to the Merger or any other transactions.

                  SECTION 3.20 INFORMATION. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any amendments or supplements of the Proxy Statement, at the time of the mailing of the Proxy Statement and any amendments or supplements of the Proxy Statement and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement or necessary in order to make the statements in that Proxy Statement, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by the Parent or the Merger Sub. The Proxy Statement (except for those portions of the Proxy Statement that relate only to Parent or subsidiaries or affiliates of the Parent) will comply as to form in all material respects with the provisions of the Exchange Act.

                  SECTION 3.21 VOTE REQUIRED. The Requisite Company Vote is the only vote of the holders of any class or series of the Company's capital stock necessary (under the Company Charter Documents, the GCL, other applicable Law or otherwise) to approve this Agreement, the Merger or the other transactions contemplated by this Agreement.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                          OF THE PARENT AND MERGER SUB

                  Each of the Parent and Merger Sub represents and warrants to the Company that:

                  SECTION 4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                           (1) Each of the Parent, Merger Sub, and each other
subsidiary of the Parent (collectively, the "PARENT SUBSIDIARIES") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent. Each of the Parent, Merger Sub and each other Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent. For purposes of this Agreement, "MATERIAL ADVERSE EFFECT ON THE PARENT" means any change in or effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Parent or any Parent Subsidiaries that is or would reasonably be expected to be materially adverse to the Parent and the Parent Subsidiaries, taken as a whole, or that would reasonably be expected to materially impair the ability of the Parent or Merger Sub to perform its obligations under this Agreement or to consummate transactions contemplated hereby.

                           (2) Section 4.1(b) of the letter from the Parent,
dated the date hereof, addressed to the Company (the "PARENT DISCLOSURE LETTER") sets forth a complete and correct list of all of the Parent Subsidiaries. Neither the Parent nor any Parent Subsidiary holds any interest in any other person other than the Parent Subsidiaries so listed.

                  SECTION 4.2 CERTIFICATE OF INCORPORATION AND BYLAWS. The copies of the Parent's certificate of incorporation and bylaws, each as amended through the date of this Agreement (collectively, the "PARENT CHARTER DOCUMENTS") that have heretofore been made available to the Company are complete and correct copies of those documents. The Parent Charter Documents are in full force and effect. The Parent is not in violation of any of the provisions of the Parent Charter Documents.

                  SECTION 4.3 CAPITALIZATION.

                           (1) As of the date of this Agreement, the authorized
capital stock of the Parent consists of (i) 2,000,000 shares of common stock $0.0001 par value per share ("PARENT COMMON STOCK") and (ii) 100,000,000 shares of preferred stock, $0.0001 par value per share ("PARENT PREFERRED STOCK"). As of March 1, 2000, 792,000 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to preemptive rights, (B) no shares of Parent Common Stock or Parent

Preferred Stock were held in the treasury of the Parent or by the Parent Subsidiaries. As of the date hereof, each share of Parent Preferred Stock is convertible into one share of Parent Common Stock.

                           (2) The authorized capital stock of Merger Sub
consists of 1,000 shares of common stock, ("SUB COMMON STOCK"). All of the issued and outstanding shares of Sub Common Stock are (A) owned by the Parent or another Parent Subsidiary wholly owned by the Parent and (B) duly authorized, validly issued, fully paid and nonassessable.

                  SECTION 4.4 AUTHORITY. Each of the Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery of this Agreement by each of the Parent and Merger Sub and the consummation by each of the Parent and Merger Sub of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly authorized and validly executed and delivered by each of the Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of the Parent and Merger Sub, enforceable against each of the Parent and Merger Sub in accordance with its terms.

                  SECTION 4.5 NO CONFLICT. The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance of this Agreement by each of the Parent and Merger Sub will not:

                           (1) conflict with or violate any provision of any
Parent Charter Document or any equivalent organizational documents of any Parent Subsidiary;

                           (2) assuming that all consents, approvals,
authorizations and other actions described in Section 4.6 have been obtained and all filings and obligations described in Section 4.6 have been made, conflict with or violate any foreign or domestic Law applicable to the Parent, Merger Sub or any other Parent Subsidiary or by which any property or asset of the Parent or any Parent Subsidiary is or may be bound or affected, except for any such conflicts or violations which, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent; or

                           (3) result in any breach of or constitute a default
(or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Parent, Merger Sub, or any other Parent Subsidiary under, any Contract to which the Parent, Merger Sub or any other Parent Subsidiary is a party or by which any of them or their assets or Properties is or may be bound or affected, except for those which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Parent.

                  SECTION 4.6 REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by the Parent and Merger Sub do not, and the performance of this Agreement by the Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity except (i) the pre-merger notification requirements ("HSR

Filing") of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the regulations promulgated thereunder ("HSR"), (ii) for the filing of the Certificate of Merger as required by the GCL and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, have not resulted and would not reasonably be expected to result in a Material Adverse Effect on the Parent.

                  SECTION 4.7 INFORMATION. None of the information to be supplied by the Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement and any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement or necessary in order to make the statements in that Proxy Statement, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Parent or the Merger Sub with respect to statements made therein based on information supplied by the Company.

                  SECTION 4.8 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.


                                    ARTICLE 5

                                    COVENANTS

                  SECTION 5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement or with the prior written consent of the Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Company Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and will use its reasonable best efforts to, and to cause each Company Subsidiary to, preserve intact the business organization of the Company and each of the Company Subsidiaries, to keep available the services of the present officers and key employees of the Company and the Company Subsidiaries, and to preserve the good will of customers, suppliers and all other persons having business relationships with the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or disclosed in the Company Disclosure Letter, prior to the Effective Time, the Company will not, and will not permit any Company Subsidiary to, without the prior written consent of the Parent:

                           (a) adopt any amendment to the Company Charter
Documents or the comparable organizational documents of any Company Subsidiary;

                           (b) except for issuances of capital stock of Company
Subsidiaries to the Company or a wholly owned Company Subsidiary, issue, reissue or sell, or authorize the issuance, reissuance or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issue of Company Shares, in accordance with the terms of the instruments governing such issuance as in effect on the date hereof and described in Section 3.3(b) of the Company Disclosure Letter, and pursuant to the exercise of Company Stock Options outstanding on the date hereof, or (ii) any other securities in respect of, in lieu of, or in substitution for, Company Shares outstanding on the date hereof;

                           (c) declare, set aside or pay any dividend or other
distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between the Company and any wholly owned Company Subsidiary;

                           (d) split, combine, subdivide, reclassify or redeem,
purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

                           (e) except for increases in salary, wages and
benefits of officers or employees of the Company or the Company Subsidiaries in the ordinary course of business and consistent with past practice, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any Company Subsidiaries), or pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable Law;

                           (f) acquire, sell, lease, license, transfer, pledge,
encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any assets, including capital stock of Company Subsidiaries (other than the acquisition and sale of inventory or the disposition of used or excess equipment and the purchase of raw materials, supplies and equipment, in either case in the ordinary course of business consistent with past practice), or enter into any material commitment or transaction outside the ordinary course of business, other than transactions between a wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary;

                           (g) except in the ordinary course of business, (i)
incur, assume any long-term indebtedness or incur or assume any short-term indebtedness (including, in either case, by issuance of debt securities), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business and except for loans, advances, capital contributions or investments between any wholly owned Company Subsidiary; or

                           (h) terminate, cancel or request any material change
in, or agree to any material change in any Contract which is material to the Company and the Company Subsidiaries taken as a whole, or enter into any Contract which would be material to the Company and the Company

Subsidiaries taken as a whole, in either case other than in connection with the Merger or in the ordinary course of business consistent with past practice; or make any capital expenditure, other than capital expenditures in connection with the Merger or that are made in the ordinary course of business consistent with past practice;

                           (i) take any action with respect to accounting
policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable Law or GAAP;

                           (j) except in the ordinary course of business, waive,
release, assign, settle or compromise any material rights, claims or litigation;

                           (k) make any Tax election or settle or compromise any
material federal, state, local or foreign income Tax liability;

                           (l) authorize or enter into any formal or informal
binding written or other agreement or otherwise make any binding commitment to do any of the foregoing.

                  SECTION 5.2 OTHER ACTIONS. During the period from the date hereof to the Effective Time, the Company and the Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the Merger set forth in Article 6 hereof not being satisfied or satisfaction thereof being delayed.

                  SECTION 5.3 NOTIFICATION OF CERTAIN MATTERS. The Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would reasonably be expected (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects or (iii) to result in, in the case of Parent, a Material Adverse Effect on the Parent; and, in the case of the Company, a Material Adverse Effect on the Company, (b) any failure of the Company or the Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder, (c) any notice or other material communications from any Governmental Entity in connection with the transactions contemplated by this Agreement and (d) the commencement of any suit, action or proceeding that seeks to prevent or seek damages in respect of, or otherwise relates to, the consummation of the transactions contemplated by this Agreement.

                  SECTION 5.4 PROXY STATEMENT.

                           (1) As promptly as practicable after the execution of
this Agreement, the Company shall prepare and file with the SEC the proxy statement of the Company relating to the special meeting of the Company's stockholders (the "COMPANY STOCKHOLDERS MEETING") to be held to consider approval and adoption of this Agreement and the Merger the "PROXY STATEMENT"). The Parent shall furnish all information concerning the Parent as the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement. As promptly as practicable following SEC review and comment of the Proxy Statement, the Proxy Statement will be mailed to the stockholders of the Company. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, including Sections 14(a) and 14(d) thereof and the respective regulations promulgated thereunder, and (ii) the GCL.

                           (2) The Proxy Statement shall include the
recommendation of the Board of Directors of the Company to the stockholders of the Company that they vote in favor of the adoption of this Agreement and the Merger, except to the extent that the Board of Directors of the Company shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger and terminated this Agreement in accordance with Sections 5.7(c) and 7.1(g).

                           (3) No amendment or supplement to the Proxy Statement
will be made without the approval of each of the Parent and the Company, which approval shall not be unreasonably withheld or delayed.

                           (4) The information supplied by the Company for
inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (ii) the time of the Company Stockholders' Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform the Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the GCL and the Exchange Act.

                           (5) The information supplied by the Parent for
inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment of or supplement to the Proxy Statement) are first mailed to the stockholders of the Company, (ii) the time of the Company Stockholders Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by the Parent that should be set forth in an amendment or a supplement to the Proxy Statement, the Parent shall promptly inform the Company.

                  SECTION 5.5 STOCKHOLDERS' MEETING.

                  The Company shall call and hold the Company Stockholders Meeting as promptly as practicable for the purpose of voting upon the adoption of this Agreement and the Parent and the Company will cooperate with each other to cause the Company Stockholders Meeting to be held as soon as practicable following the mailing of the Proxy Materials to the stockholders of the Company. The Company shall use its reasonable best efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the adoption of this Agreement, and shall take all other action necessary or advisable to secure the Requisite Company Vote, except to the extent that the Board of Directors of the Company determines in good faith that doing so would cause the Board of Directors of the Company to breach its fiduciary duties to the Company's Stockholders under applicable Law after receipt of advice from independent legal counsel (which may be the Company's regularly engaged independent legal counsel).

                  SECTION 5.6 ACCESS TO INFORMATION; CONFIDENTIALITY.

                           (1) Except as required under any confidentiality
agreement or similar agreement or arrangement to which the Parent or the Company or any of their respective subsidiaries is a party or under applicable Law or the regulations or requirements of any securities exchange or quotation service or other self regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Effective Time, the Parent and the Company shall (and shall cause their respective subsidiaries to): (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, investment bankers, agents and other representatives (collectively, "REPRESENTATIVES")) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the other and its subsidiaries and to the books and records thereof; and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the other party and its subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted under this
Section 5.6 shall affect or be deemed to modify any representation or warranty made in this Agreement.

                           (2) The parties shall comply with, and shall cause
their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated January 19, 2000 (the "CONFIDENTIALITY AGREEMENT"), with respect to the information disclosed under this Section 5.6.

                  SECTION 5.7 NO SOLICITATION.

                           (a) From the date hereof until the termination of
this Agreement, except as permitted hereby, the Company shall not, nor shall it permit any Company Subsidiary, or any officer, director, employee, agent or representative of the Company or a Company Subsidiary (including, without limitation, any investment banker, attorney or accountant retained by the Company or a Company Subsidiary), to, directly or indirectly, (i) initiate, solicit or knowingly encourage any inquiries, offers or proposals that constitute, or would reasonably be expected to lead to, a proposal or offer for
(x) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction, (y) any sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of assets representing 5% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, or (z) sale of shares of capital stock representing, individually or in the aggregate, 5% or more of the voting power of the Company other than to the Company or a Company Subsidiary, including, without limitation, by way of a tender offer or exchange offer by any person (other than the Company or a Company Subsidiary) for shares of capital stock representing 5% or more of the voting power of the Company (any of the foregoing inquiries, offers or proposals being referred to in this Agreement as an "ACQUISITION PROPOSAL"), (ii) engage in negotiations or discussions concerning, or provide to any person or entity any information or data relating to the Company or any Company Subsidiary for the purposes of making, or take any other action to facilitate, any Acquisition Proposal, (iii) agree to, approve or recommend any Acquisition Proposal or (iv) take any other action materially inconsistent with the obligations and commitments assumed by the Company pursuant to this Section 5.7; provided, however, that, subject to the Company's compliance with this Section 5.7, nothing contained in this Agreement shall prevent the Company or its Board of Directors from, prior to receipt of the Requisite Company Vote, (A) entering into a definitive agreement providing for the implementation of a Superior Proposal (as defined below) if the Company or the Board of Directors is simultaneously terminating this Agreement pursuant to Section 7.1(g), (B) furnishing non-public information to, entering into customary confidentiality agreements with, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal to the Company or its stockholders, if the Board of Directors of the Company, by action of a majority of the entire Board of Directors of the Company, determines in good faith after consultation with a nationally-recognized independent financial advisors that such Acquisition Proposal, if accepted, constitutes, or is reasonably likely to lead to, a Superior Proposal or (C) taking and disclosing to its stockholders a position with respect to such Acquisition Proposal contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making any other public disclosure that, in the opinion of the Company's counsel, is required by or advisable under applicable Law, provided, further, that except as otherwise permitted in this Section 5.7, the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. For purposes of this Agreement, "SUPERIOR PROPOSAL" means a bona fide written Acquisition Proposal on terms which a majority of the members of the Board of Directors of the Company determine in their good faith judgment (after consultation with the a nationally-recognized independent financial advisors) and after taking into account all legal, financial, regulatory and other material aspects of the Acquisition Proposal, and the person making the proposal, to be more favorable from a financial point of view to the Company's stockholders than the Merger, and for which the Board of Directors of the Company determines in their good faith judgment (after such consultation) that financing, to the extent required, is then committed or reasonably likely to be available. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and will promptly inform the individuals or entities referred to in the first sentence of this Section 5.7(a) of the obligations undertaken in this Section 5.7(a). For purposes of this Agreement, an Acquisition Proposal shall not be deemed to exist solely as a result of a person filing a report on Schedule 13G to report ownership of the Company Common Stock.

                           (b) The Company shall (i) promptly notify the Parent
orally and in writing after receipt by the Company (or its advisors) of any Acquisition Proposal or any inquiries indicating that any person is considering making or wishes to make, or which would reasonably be expected to lead to, an Acquisition Proposal, including the material terms and conditions thereof and, subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the identity of the person making it, (ii) promptly notify the Parent orally and in writing after receipt of any request for non-public information relating to it or any of the Company Subsidiaries or for access to its or any of the Company Subsidiaries' properties, books or records by any person that, to the Company's knowledge, may be considering making, or has made, an Acquisition Proposal, (iii) receive from any person who may make or has made an Acquisition Proposal and that requests non-public information relating to the Company and/or any Company Subsidiary, an executed confidentiality letter in reasonably customary form and containing terms that are as stringent in all material respects as those contained in the Confidentiality Agreement prior to delivery of any such non-public information, and (iv) keep the Parent advised on a prompt basis of the status of any such Acquisition Proposal, indication or request (including any material changes to the terms and conditions of any Acquisition Proposal).

                           (c) The Company Board will not withdraw or modify, or
propose to withdraw or modify, in any manner adverse to Parent, its approval or recommendation of this Agreement or the Merger except in connection with a Superior Proposal and then only upon or after the termination of this Agreement pursuant to Section 7.1(g).

                  SECTION 5.8 REASONABLE BEST EFFORTS. Subject to the terms and conditions provided in this Agreement and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, in the case of the Company, consistent with the fiduciary duties of the Company's Board of Directors, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in
Article 6 are satisfied and to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

                  SECTION 5.9 COMPANY STOCK OPTION PLANS.

                  Prior to the Effective Time, the Company shall have notified all participants of the termination of the Company's Stock Option Plans and that, as of the Effective Time, no stock option grants awarded under the Company's Stock Option Plans may be outstanding. Subject to the terms and conditions provided in the Company's Stock Option Plans and to all applicable legal requirements, the Company hereto agrees to take, or cause to be taken, all actions necessary to ensure that, as of the Effective Time, there will be not stock option grants outstanding under the Company's Stock Option Plans.

                  SECTION 5.10 CONSENTS; FILINGS; FURTHER ACTION.

                  Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby,
(ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger and the other transactions contemplated hereby required under (A) the Exchange Act, (B) the GCL, (C) HSR, and (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger and the other transactions contemplated hereby at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

                  SECTION 5.11 PUBLIC ANNOUNCEMENTS. The initial press release concerning the Merger shall be a joint press release and, thereafter, the Parent and Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of the Nasdaq, in which case the issuing party shall use its reasonable best efforts to consult with the other parties before issuing any such release or making any such public statement.

                  SECTION 5.12 OBLIGATIONS OF MERGER SUB. The Parent shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

                  SECTION 5.13 EXPENSES. Except as otherwise provided in Section 7.5(b), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated hereby shall be paid by the party incurring such Expense, unless the Company terminates this Agreement in accordance with Section 7.1(g) hereto. Except as provided in Section 7.5(b), Parent shall be responsible and bear all expenses incurred by the Company in connection with the Merger up to $250,000.

                  SECTION 5.14 CONTROL OF THE COMPANY'S AND PARENT'S OPERATIONS. Nothing contained in this Agreement shall give the Parent or the Company, directly or indirectly, rights to control or direct the other party's operations prior to the Effective Time.

                  SECTION 5.15 MERGER SUB CHARTER DOCUMENTS. The Parent shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld), amend the certificate of incorporation or bylaws of the Merger Sub prior to the Closing.

                  SECTION 5.16 AGREEMENTS WITH FORMER PARTNERS. The Company will use its best efforts, and the Parent will cooperate to amend the Company's current agreements with Mary Benson, Kelly Caras, Mary Pat Flaherty, James Richardson, Marc Miller and Valerie Radic. The amended agreements shall be on terms acceptable to Parent.


                                    ARTICLE 6

                                   CONDITIONS

                  SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

                           (a) STOCKHOLDER APPROVAL. This Agreement and
consummation of the Merger shall have been duly approved by holders of outstanding Company Shares by the Requisite Company Vote.

                           (b) LITIGATION. No court or Governmental Entity of
competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, order injunction or decree (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated hereby or that, individually or in the aggregate with all other such Laws, orders injunctions or decrees, would reasonably be expected to result in a Material Adverse Effect on the Parent or a Material Adverse Effect on the Company, and no Governmental Entity shall have instituted any proceeding or threatened to institute any proceeding seeking any such Law, order injunction or decree.

                           (c) HSR. The waiting period applicable to the
consummation of the Merger under the HSR shall have expired or been terminated.

                  SECTION 6.2 CONDITIONS TO OBLIGATIONS OF THE PARENT AND MERGER SUB. The obligations of each of the Parent and Merger Sub to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date are also subject to the satisfaction or waiver by the Parent at or prior to the Effective Time of the following conditions:

                           (a) REPRESENTATIONS AND WARRANTIES. The
representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Parent shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of the Company contained in this Agreement are so qualified) signed on behalf of the Company by an executive officer of the Company to such effect.

                           (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The
Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

                           (c) MATERIAL ADVERSE EFFECT. Since the date of this
Agreement, there shall have been no Material Adverse Effect on the Company and the Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

                           (d) CONSENTS UNDER AGREEMENTS. The Company shall have
obtained the consent, approval or waiver of each person whose consent, approval or waiver shall be required in order to consummate the transactions contemplated by this Agreement, except those for which the failure to obtain such consent, approval or waiver, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company.

                           (e) EXERCISE OPTIONS AND WARRANTS. All options and
warrants or other rights to acquire Company Common or Preferred Stock shall have been exercised in full by the holders thereof to purchase shares of Company Common Stock prior to the Effective Time or through cashless exercise, and the Parent shall have received evidence of such exercise reasonably satisfactory in form and substance to Parent.

                           (f) CERBERUS CAPITAL MANAGEMENT, LLC. The Company
Notes issued to Cerberus shall have been surrendered for prepayment and cancellation and all warrants held by Cerberus shall be exercised and/or terminated in accordance with the terms and conditions set forth in the agreement dated September 30, 1999 between the Company and Cerberus .

                           (g) AMENDMENT TO LEASE AGREEMENTS. The lease
agreements between the Company and the Zaucha Family Limited Partnership shall be amended in the form to be agreed upon by the parties.

                           (h) GOVERNMENTAL CONSENTS. Other than the filing
provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or the Parent or any of their respective subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by, the Company or the Parent or any of their respective subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained (as the case may be).

                           (i) STOCKHOLDER LOANS. All loans and other advances
made to stockholders, employees, officers or directors of the Company or any Company Subsidiary (excluding (x) loans between the Company and any Company Subsidiary or between two Company Subsidiaries and (y) loans and advances to employees for reasonable, travel, business and moving expenses in the ordinary course of business) shall have been repaid, and the Parent shall have received evidence of such repayment satisfactory in form and substance to Parent in its sole discretion.

                           (j) ZAUCHA EMPLOYMENT AGREEMENT. At the Effective
Time, Parent shall enter into an employment agreement with Thomas Zaucha in the form attached hereto as Exhibit A (the "EMPLOYMENT AGREEMENT").

                           (k) JAMES MARTIN TERMINATION. The Company shall have
entered into a termination arrangement with James Martin and such arrangement shall be reasonably acceptable to the Parent.

                           (l) AVAILABLE FINANCING. The Parent shall have
received the financing or approval for the financing on acceptable terms necessary for the consummation of the transactions contemplated thereby.

                  SECTION 6.3 CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                           (a) REPRESENTATIONS AND WARRANTIES. The
representations and warranties of each of the Parent and Merger Sub set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of each of the Parent and Merger Sub contained in this Agreement are so qualified) signed on behalf of each of the Parent and Merger Sub by an executive officer of the Parent to such effect.

                           (b) PERFORMANCE OF OBLIGATIONS OF THE PARENT AND
MERGER SUB. Each of the Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Parent and Merger Sub by an executive officer of the Parent to such effect.

                           (c) MATERIAL ADVERSE EFFECT. Since the date of this
Agreement, there shall have been no Material Adverse Effect on the Parent and the Company shall have received a certificate signed on behalf of the Parent by an executive officer of the Parent to such effect.



                                    ARTICLE 7

                                   TERMINATION

                  SECTION 7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

                           (1) by mutual written consent of the Parent and the
Company duly authorized by their respective boards of directors;

                           (2) by either the Parent or the Company, if the
Effective Time shall not have occurred on or before June 30, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                           (3) by either the Parent or the Company, if any
order, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction or Governmental Entity and shall have become final and nonappealable;

                           (4) by the Parent or the Company, if this Agreement
shall fail to receive the requisite vote for adoption at the Company Stockholders Meeting or any adjournment or postponement thereof;

                           (5) by the Parent, upon a breach of any material
representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in either of Section 6.2(a) or 6.2(c) would not be satisfied (a "TERMINATING COMPANY BREACH"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, the Parent may not terminate this Agreement under this Section 7.1(e);

                           (6) by the Company, upon breach of any material
representation, warranty, covenant or agreement on the part of the Parent set forth in this Agreement, or if any representation or warranty of the Parent shall have become untrue, in either case such that the conditions set forth in either of Section 6.3(a) or 6.3(c) would not be satisfied (a "TERMINATING PARENT BREACH"); provided, however, that, if such Terminating Parent Breach is curable by the Parent through its reasonable best efforts and for so long as the Parent continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(f); or

                           (7) by the Company, if prior to the Requisite Company
Vote, the Board of Directors of the Company shall have approved, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Proposal; provided, however, that (i) the Company is not then in breach of Section 5.8, (ii) the Company's Board of Directors shall have authorized the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company shall have notified the Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) during the two-business day period after the Company's notice, (A) the Company shall have offered to negotiate with (and, if accepted, negotiate with), and shall have caused its respective financial and legal advisors to have offered to negotiate with (and, if accepted, negotiate with) Parent to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Merger and (B) the Board of Directors of the Company shall have concluded, after considering the results of such negotiations and the revised proposals made by the Parent, if any, that any Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal; (iv) such termination is within five (5) business days following the two (2) business day period referred to above, and (v) no termination pursuant to this Section 7.1(g) shall be effective unless the Company shall simultaneously make the payment of the termination fee portion of the Termination Amount required by Section 7.5(b); provided, however, that such termination of this Agreement shall not relieve the Company of its obligation to pay the remainder of the Termination Amount, if it consummates the Superior Proposal.

                  SECTION 7.2 EFFECT OF TERMINATION. Except as provided in
Section 8.2, in the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of the Parent, Merger Sub or the Company or any of their respective Representatives, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties set forth in Sections 7.5(b) and (c); provided, however, that nothing in this Agreement shall relieve any party from liability for the wilful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

                  SECTION 7.3 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Company Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 7.4 WAIVER. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained in this Agreement of any other party hereto or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition of any other party hereto contained in this Agreement. Any waiver of a condition set forth in Section 6.1, or any determination that such a condition has been satisfied, will be effective only if made in writing by each of the Company and the Parent and, unless otherwise specified in such writing, shall thereafter operate as a waiver (or satisfaction) of such conditions for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                  SECTION 7.5 EXPENSES FOLLOWING TERMINATION.

                           (1) Except as set forth in this Section 7.5, all
Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section
5.13. For purposes of this Agreement, "EXPENSES" consist of all reasonable out-of-pocket expenses (including, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and/or the Proxy Materials (as the case may be), the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby.

                           (2) The Company agrees that, if (i) the Company shall
terminate this Agreement pursuant to Section 7.1(g), the Company shall pay to Parent (x) within 5 business days after receipt of evidence of Parent's documented expenses following such termination, an amount equal to Parent's documented Expenses in connection with this Agreement and the transactions contemplated hereby not to exceed $250,000 in the aggregate and (y) upon consummation of the Superior Proposal with the third party offeror, or any affiliate of the third party offeror, within a period of twelve months after the date that the Company notifies the parent of termination pursuant to Section 7.1(g), a termination fee in the amount of $1,800,000 (collectively, such Expenses and such fee, the Termination Amount"); any payment required to be made pursuant to this Section 7.5(b) shall be made by wire transfer of immediately available funds to an account designated by Parent or by check if Parent fails to designate an account.

                           (3) Each of the Parent and the Company agrees that
the payments provided for in Section 7.5(b) shall be the sole and exclusive remedy of the parties upon a termination of this Agreement pursuant to Section 7.1, and such remedy shall be limited to the payment stipulated in Section 7.5(b); provided, however, that nothing in this Agreement shall relieve any party from liability for the wilful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

                                    ARTICLE 8

                                  MISCELLANEOUS

                  SECTION 8.1 CERTAIN DEFINITIONS.  For purposes of this
Agreement:

                           (a) The term "BUSINESS DAY" means any day, other than
Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time. In computing any time period under this Agreement, the date of the event which begins the running of such time period shall be included except that if such event occurs on other than a business day such period shall begin to run on and shall include the first business day thereafter.

                           (b) The term "CHANGE OF CONTROL" of the Company shall
mean such time as: (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of outstanding shares of capital stock of the Company, entitling such person or persons to exercise 30% or more of the total votes entitled to be cast at a regular or special meeting, or by action by written consent, of stockholders of the Company (the term "beneficial owner" shall be determined in accordance with Rule 13d-3, promulgated by the Securities Commission under the Exchange Act); (ii) a majority of the Board of Directors of the Company shall consist of Persons other than Continuing Directors. The term "Continuing Director" shall mean any member of the Board of Directors of the Company on the date of this Agreement and any other member of the Board of Directors who shall be recommended or elected to succeed or become a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors of the Company; (iii) a recapitalization, reorganization, merger, consolidation or similar transaction, in each case, with respect to which all or substantially all the persons who were the respective beneficial owners of the outstanding shares of capital stock of the Company immediately prior to such recapitalization, reorganization, merger or consolidation, beneficially own, directly or indirectly, less than 50% of the combined voting power of the then outstanding shares of capital stock of the company resulting from such recapitalization, reorganization, merger, consolidation or similar transaction; or (iv) the sale or other disposition of all or substantially all the assets of the Company in one transaction or in a series of related transactions.

                           (c) The term "INCLUDING" means, unless the context
clearly requires otherwise, including but not limited to the things or matters named or listed after that term.

                           (d) The term "KNOWLEDGE," as applied to the Company
or the Parent, means the actual knowledge of any executive officer or director of the Company or the Parent, as the case may be or should have known as a prudent executive officer or director.

                           (e) The term "LEASE" shall mean any lease of
property, whether real, personal or mixed, and all amendments thereto, and shall include without limitation all use or occupancy agreements.

                           (f) The term "PERMITTED LIENS" shall mean (a) Liens
for current Taxes not yet due and payable, (b) such imperfections of title, easements, encumbrances and mortgages or other Liens, if any, as are not, individually or in the aggregate, material in character, amount or extent and do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby, (c) Liens securing debt for borrowed money of the underlying fee owner where the Company or a Company Subsidiary or the Parent or a Parent Subsidiary, as the case may be, is a lessee, (d) levies not at the time due or which are being contested or good faith by appropriate proceedings and (e) mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days.

                           (g) The term "PERSON" shall include individuals,
corporations, limited and general partnerships, trusts, limited liability companies, associations, joint ventures, Governmental Entities and other entities and groups (which term shall include a "GROUP" as such term is defined in Section 13(d)(3) of the Exchange Act).

                           (h) The term "REAL PROPERTY" shall mean all of the
fee estates and buildings and other fixtures and improvements thereon, leasehold interests, easements, licenses, rights to access, rights-of-way, and other real property interests which are owned or used by the Company or any Company Subsidiary or the Parent or any Parent Subsidiary, as the case may be, as of the date hereof, in the operations of the business of the Company and the Company Subsidiaries, plus such additions thereto and deletions therefrom arising in the ordinary course of business between the date hereof and the Closing Date.

                           (i) The term "SUBSIDIARY" or "SUBSIDIARIES" means,
with respect to the Parent, the Company or any other person, any entity of which the Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests constituting 50% or more of the voting or economic interest in such entity.

                  SECTION 8.2 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement and in any certificate delivered under this Agreement shall terminate at the Effective Time or upon the termination of this Agreement under Section 7.1, as the case may be, except that the agreements set forth in Articles 1 and 2 and this Article 8 shall survive the Effective Time, those set forth in Sections 5.6(b), 5.13, 7.2 and 7.5 and this Article 8 shall survive termination of this Agreement. Each party agrees that, except for the representations and warranties contained in this Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, no party to this Agreement has made any other representations and warranties, and each party disclaims any other representations and warranties, made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other Representatives with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery of disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

                  SECTION 8.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                  SECTION 8.4 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

                           (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND
IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES, EXCEPT THAT DELAWARE LAW SHALL APPLY TO THE EXTENT REQUIRED IN CONNECTION WITH THE EFFECTUATION OF THE

MERGER. The parties irrevocably submit to the jurisdiction of the federal courts of the United States of America located in the Commonwealth of Pennsylvania and the State courts of the Commonwealth of Pennsylvania solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement and by those documents, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject to this Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.5 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

                           (2) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY
CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARIS ING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.

                  SECTION 8.5 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or reputable overnight delivery or by facsimile (so long as followed up using one of the preceding methods):

                           if to the Parent or Merger Sub:

                           Benchmark Medical, Inc.
                           101 Lindenwood Drive, Suite 420
                           Malvern, PA  19355

                           with copies to:

                           Morgan, Lewis & Bockius LLP
                           1701 Market Street
                           Philadelphia, Pa  19103
                           Attention:  Steven R. Wall, Esq.
                           Fax: (215) 963-5299
                           if to the Company:

                           Northstar Health Services, Inc.
                           665 Philadelphia Street
                           Indiana, PA  15701

                           with copies to:

                           Duane, Morris & Heckscher LLP
                           305 N. Front Street, 5th Floor
                           Harrisburg, Pa  17107
                           Attention: Brian W. Bisignani, Esq.
                           Fax: (717) 232-4015

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

                  SECTION 8.6 ENTIRE AGREEMENT. This Agreement (including any exhibits and annexes to this Agreement), the Company Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter of this Agreement.

                  SECTION 8.7 OBLIGATIONS OF THE PARENT AND OF THE COMPANY. Whenever this Agreement requires a Parent Subsidiary to take any action, that requirement shall be deemed to include an undertaking on the part of the Parent to cause that Parent Subsidiary to take that action. Whenever this Agreement requires a Company Subsidiary to take any action, that requirement shall be deemed to include an undertaking on the part of the Company to cause that Company Subsidiary to take that action and, after the Effective Time, on the part of the Surviving Corporation to cause that Company Subsidiary to take that action.

                  SECTION 8.8 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

                  SECTION 8.9 INTERPRETATION. The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a section, exhibit or annex, that reference shall be to a section of or exhibit or annex to this Agreement unless otherwise indicated. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  SECTION 8.10 ASSIGNMENT. This Agreement shall not be assignable by operation of law or otherwise, except that the Parent may designate, by written notice to the Company, another Parent Subsidiary that is wholly owned directly or indirectly by the Parent to be merged with and into the Company in lieu of Merger Sub, in which event all references in this Agreement to Merger Sub shall be deemed references to such other Parent Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Parent Subsidiary as of the date of such designation.

                  SECTION 8.11 SPECIFIC PERFORMANCE. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

                                   BENCHMARK MEDICAL, INC.


                                   By: ______________________________
                                   Name: Ronald G. Hiscock
                                   Title: President and Chief Executive Officer


                                   NORTHSTAR HEALTH SERVICES, INC.



                                   By:________________________________
                                   Name:  Thomas W. Zaucha
                                   Title: President and Chief Executive Officer


                                   NORTHSTAR ACQUISITION CORP


                                   By:________________________________
                                   Name: Ronald G. Hiscock
                                   Title: President